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                                                                    EXHIBIT 10.4


                              AMENDED AND RESTATED
                           DATABASE LICENSE AGREEMENT
                              (IN-HOUSE/INTERNET)

     THIS AMENDED AND RESTATED DATABASE LICENSE AGREEMENT (this "Agreement") is effective this 1st day of October, 1999 (the "Effective Date") by and between VARSITYBOOKS.COM INC. (f/k/a The Textbook Club, Inc.), a Delaware corporation ("Retailer"), and BAKER & TAYLOR, INC., a Delaware corporation ("B&T"). This Agreement amends, restates and supersedes in its entirety that certain Database License Agreement by and between the parties dated July 10, 1998 (the "Prior Agreement").

                              W I T N E S S E T H:

     WHEREAS, B&T and Retailer had entered into the Prior Agreement; and

     WHEREAS, the parties desire to amend and restate the Prior Agreement as set forth below;

     ACCORDINGLY, in consideration of the covenants, promises and undertakings provided for herein and for other valuable consideration, the receipt and legal sufficiency of which the parties acknowledge, the parties agree as follows:

     1.0         DEFINITIONS

     As used throughout this Agreement the following terms have the following meanings:

     1.01 "CD-EXPORT" means B&T's specialized software application which allows Retailer to search the Database without using any other application screen interfaces.

     1.02 "Database" means B&T's complete title file database containing the bibliographic records consisting of, among other things, the Licensed Data or any portion thereof, as the same from time to time may be modified by B&T during the Term of this Agreement (hereinafter defined), for books and spoken word audio products (sometimes hereinafter collectively referred to as "Books products").

     1.03 "Licensed Data" means (a) the data elements in electronic database form which are more particularly set forth on Schedule 1.03 attached hereto and made a part hereof, for each title on the Database, (b) any updates provided by B&T to such data elements from time to time, and (c) such other data elements as B&T at its sole discretion from time to time hereafter may agree to add without further consideration by Retailer.

     1.04 "Operating Agreement" means that that certain Equity Investment and Operating Agreement dated July 10, 1998, as amended by the First Amendment to Equity Investment and Operating Agreement and License Agreement by and between Retailer and B&T dated October 9, 1998 and as further amended by that certain Operating Agreement of even date herewith.


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     2.0         LICENSE

     2.01 Subject to the terms and conditions of this Agreement and extent of the license which Retailer is granted hereby, and based upon B&T's receipt of its license fee payments then currently due, B&T hereby grants to Retailer and Retailer hereby accepts from B&T a non-exclusive, nontransferable (except as provided in Section 9.5 below) license:

     (a) to display all or a portion of the Licensed Data on Retailer's Internet web site for viewing by users in "read only" access;

     (b) to use CD-EXPORT solely for the purpose of utilizing the Licensed Data or any portion thereof at Retailer's Internet web site; and

     (c) to display all or a portion of the Licensed Data on Retailer's in-house database system at any of Retailer's locations for viewing by users at such location(s).

The foregoing license grant shall be irrevocable as long as B&T retains an equity investment in Retailer pursuant to the Operating Agreement between the parties of even date herewith, and further provided that an Event of Default under this Agreement has not occurred. Retailer will not make all or any portion of the Database, the Licensed Data and/or CD-EXPORT accessible to any persons other than persons specifically authorized by Retailer for the purposes above. Retailer will use its best efforts to take all reasonable steps to prevent or restrict the downloading, transmission, display or copying of the information contained on all or any portion of the Database and/or the Licensed Data to a degree which is not necessary for purposes of ordering or processing orders for the products listed thereon. Such steps may include, but will not be limited to, the following, the use of passwords, encryption/de-encryption algorithms used in the security process and similar tools. The license granted hereby is personal to the Retailer. Retailer may use the license solely for the purposes specified above. Nothing contained in this Agreement will, or will be deemed to, convey any title or ownership interest in all or any portion of the Database, the Licensed Data and/or CD-EXPORT regardless of whether any portion thereof is used by Retailer or other users.

     2.02 B&T reserves all rights with respect to all or any portion of the Database, the Licensed Data and/or CD-EXPORT not expressly granted to Retailer, nor expressly contemplated, herein. This reservation specifically applies, but is not limited, to any media, mode or method of distribution or transmission or other technology that may be commercialized or developed in the future.

     3.0         TERM

     3.01        (a)      Subject to the terms and conditions hereof, this
Agreement will be effective for a period (the "Term") beginning on the Effective Date and ending upon the earlier of the date of termination of the Operating Agreement.

     (b)         Despite the statements in the preceding clause (a) of this
Section 3.01, Retailer may terminate this Agreement for any reason whatsoever during the Term by giving notice to B&T not less than thirty (30) days prior to the date on which Retailer wishes to terminate this


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Agreement.  In such an event, this Agreement automatically will terminate on the date set forth in Retailer's notice as if it were the Termination Date. If Retailer wishes to terminate this Agreement pursuant to this clause (b), none of the annual licensee fees payable with respect to the period of time after which this Agreement is terminated will be refunded to Retailer.

     3.02 Immediately upon termination of this Agreement, whether or not pursuant to this Article, the following will occur:

     (a) all rights and licenses granted to Retailer hereunder automatically will terminate;

     (b) Retailer promptly will permanently delete all or any portion of the Database, the Licensed Data and/or CD-EXPORT and any copies thereof from all computers, all database and other systems and/or any storage medium of Retailer in any location, whether backup or otherwise (including persons and/or entities within Retailer's direct control, such as non-Internet users having access by, through or under Retailer);

     (c) Retailer will not use, or permit any user having access by, through or under Retailer to use, all or any portion of the Database, the Licensed Data and/or CD-EXPORT in any way; and

     (d) Retailer will return all Database, Licensed Data and/or CD-EXPORT media received from B&T, together with any copies made from the same. For a period of not less than ten (10) consecutive days immediately following the date on which this Agreement terminates, Retailer will post the following notice at Retailer's Internet web site so that it is visible by all users thereof: "Effective immediately, [insert Retailer's then current trade name used on its web site] will no longer be using Baker & Taylor, Inc.'s database of books and spoken word audio products at this web site." Retailer will certify in writing that the terms contained in the preceding clauses (a)-(d) have been complied with.

     4.0         THE PARTIES' OBLIGATIONS

     4.01        Retailer will:

     (a)         pay B&T according to the terms of this Agreement;

     (b) not directly or indirectly duplicate, copy, transmit, publish, provide access to (by electronic or any other means) exchange, throw away, or incorporate with, or as part of another database, package, program, record or system, all or any portion of the Database, the Licensed Data and/or CD-EXPORT for any purpose except as provided in Section 2.01 of this Agreement;

     (c) use its best efforts to take all reasonably necessary steps to ensure compliance with Retailer's obligations under this Agreement by users of its Internet web site and its employees, agents, representatives and customers. Such best efforts will include, but not be limited to, taking such steps as directed pursuant to this Agreement and pursuant to any instruction made by B&T at any time during the effective period and after termination of this Agreement;


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     (d)         except to display the same as expressly provided herein at
Retailer's Internet web site and/or on Retailer's in-house database system at a single location for viewing by users at such location, not sell, offer for re-sale, distribute, rent, sublicense or lease all or any portion of the Database, the Licensed Data and/or CD-EXPORT, nor use all or any portion of the Database, the Licensed Data and/or CD-EXPORT in an external network (i.e., a network accessible to third parties) timesharing or service bureau arrangement, or other third-party multi-user arrangement;

     (e) not combine or incorporate all or any portion of the Database, the Licensed Data and/or CD-EXPORT with any other program, database, record or system which will be sold, offered for re-sale, distributed, rented, sublicensed or leased;

     (f) not utilize all or any portion of the Database and/or the Licensed Data in connection with any sales by Retailer, by any partner or affiliate of Retailer or by any enterprise or entity in which Retailer has any interest, except for sales to retail consumers;

     (g) pay all sales, use, value-added, excise or similar taxes associated with Retailer's or its users' use of all or any portion of the Database, the Licensed Data and/or CD-EXPORT;

     (h) reproduce, incorporate and maintain each and every B&T proprietary, trade secret or copyright notice in any copy or partial copy of all or any portion of the Database, the Licensed Data and/or CD-EXPORT or in any database containing any element of the Database and/or the Licensed Data, and not remove or obscure any B&T proprietary, trade secret or copyright notice or other legend with respect to all or any portion of the Database, the Licensed Data and/or CD-EXPORT;

     (i) comply with all laws and regulations relating to or pertaining to the sale, distribution, export or use of all or any portion of the Database, the Licensed Data and/or CD-EXPORT and maintain high quality and standards associated with B&T;

     (j) promptly notify B&T in writing if Retailer becomes aware of the unauthorized reproduction, manufacture or sale of, or of any acts that are prohibited in this section with respect to, all or any portion of the Database, the Licensed Data and/or CD-EXPORT by anyone having access to the Licensed Data or any portion thereof by means of Retailer's Internet web site or Retailer's in-house database system.

         4.02 B&T will deliver CD-EXPORT to Retailer contemporaneously with the software which contains the Database and any updates to the Database so that Retailer may access the Licensed Data from the Database.

     5.0         DEFAULT AND REMEDIES

     5.01 The following will be an Event of Default: Either party's failure to perform any of its obligations, or failure to comply with any of its agreements, hereunder which failure is not cured within thirty (30) days (or within ten (10) days if such failure on the part of Retailer and relates to Retailer's use of all or any portion of the Licensed Data and/or CD EXPORT in a manner or form not expressly authorized by this Agreement) after notice from the other party.


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     5.02        If an Event of Default occurs, B&T will have all rights and remedies available to it under applicable law or in equity. In addition to such rights and remedies, B&T also may:

     (a) declare this Agreement and the license granted herein immediately terminated;

     (b) sue Retailer for the fulfillment of its obligations under this Agreement; and/or

     (c) seek an injunction against Retailer to compel Retailer to comply with the terms of this Agreement and/or to cease activities which constitute a default of Retailer's obligations hereunder.

     In addition to B&T's rights set forth above in subsections (a)-(c), Retailer also will cease use and/or display of all or any portion of the Licensed Data within 36 hours after receipt of B&T's notice that an event of Default has occurred.

     5.03 If an Event of Default occurs in which Retailer is either using, or providing access to, all or any portion of the Database, the Licensed Data and/or the CD-EXPORT, in breach of the terms of this Agreement then, in addition to any other remedies which B&T may seek hereunder, Retailer will be obligated to promptly pay B&T, as and for liquidated damages, an amount equal to the product of $10,000 and each day in which such Event of Default remains unremedied. For the purposes of calculating liquidated damages under this
Section 5.03, a portion of a day will constitute a full day.

     6.0         NO WARRANTY

     6.01 THE DATABASE, THE LICENSED DATA OR ANY PORTION THEREOF AND/OR CD-EXPORT ARE PROVIDED "AS IS" WITHOUT WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND. EXPRESSLY EXCLUDED ARE ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Retailer will advise all users that B&T makes no warranties with respect to the Database, the Licensed Data or any portion thereof and/or CD- EXPORT.

     6.02 NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY B&T, ITS AGENTS OR EMPLOYEES WILL CREATE A WARRANTY AND LICENSEE MAY NOT RELY ON ANY SUCH INFORMATION OR ADVICE.

     6.03 B&T's sole liability and Retailer's exclusive remedy with respect to a defect in the medium on which the Database and/or the Licensed Data is delivered to Retailer will be replacement of such medium, as long as the defective medium is returned to B&T with a copy of the receipt which accompanied delivery of the medium to Retailer. If failure of the medium results from accident, abuse or misapplication, B&T will have no responsibility to replace the medium.


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     7.0         INDEMNIFICATION

     7.01 A long as Retailer promptly notifies B&T in writing of such a claim, B&T at its own expense will defend any action brought and pay any final judgement against Retailer to the extent that such action is based on a claim that all or any portion of the Database, the Licensed Data and/or CD-EXPORT infringes any copyright or subscription rights in existence as of the effective date of this Agreement. B&T will have the right to control the defense of all such claims, lawsuits or proceedings without Retailer's prior written approval. If, because of any claim of infringement against any copyright or subscription right which is based on a claim that all or any portion of the Database, the Licensed Data and/or CD-EXPORT infringes any copyright or subscription rights, either B&T or Retailer is enjoined from using all or any portion of the Database, the Licensed Data and/or CD- EXPORT, or if B&T believes that all or any portion of the Database, the Licensed Data and/or CD-EXPORT is likely to become the subject of such a claim of infringement, B&T may, at its sole option and expense, may do the following: (a) obtain the right for Retailer to continue to use the Database, the Licensed Data or any portion thereof and/or CD-EXPORT; or (b) replace or modify all or any portion of the Database, the Licensed Data and/or CD-EXPORT so as to make it non-infringing. If neither of these two options is reasonably practicable, B&T may terminate this Agreement by written notice to Retailer. The foregoing states the entire liability of B&T with respect to infringement of any copyright or subscription rights by the Database or the Licensed Data.

     7.02 The indemnity set forth in Section 7.01 will not extend to any claims of infringement resulting from (i) modification of all or any portion of the Database, the Licensed Data and/or CD- EXPORT by Retailer or any user having access to the same, (ii) modification of all or any portion of the Licensed Data and/or CD- EXPORT by, through or under Retailer, (iii) the use of all or any portion of the Database, the Licensed Data and/or CD-EXPORT in combination with any other software, hardware or server, if such infringement would have been avoided without the use of such software, hardware or server or
(iv) the use of the same by Retailer or any user in a manner for which all or any portion of the Database, the Licensed Data and/or CD-EXPORT are not designed, or from any product which incorporates any of the modifications noted above.

     7.03 Retailer will indemnify and hold harmless B&T, its officers, employees and directors from any loss, liability, damage, cost or expense, including reasonable attorneys' fees and expenses, arising out of (a) Retailer's breach of its obligations under this Agreement; and/or (b) any modifications, however slight, made by or on behalf of Retailer (other than modifications made by B&T) to all or any portion of the Database, the Licensed Data and/or CD-EXPORT. Retailer expressly acknowledges that B&T will not be liable to Retailer or any of its customers for any damage incurred by any of them arising from such modifications.

     8.0         NOTICES

         All communications, notices, and the like required or given pursuant to any provision of this Agreement, must be given by Express Mail or by Certified Mail, Return Receipt Request and will be deemed to have been properly made or given, if by Express Mail, when received by


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the addressee and, if by certified mail, five (5) days after deposit, postage prepaid, with the U.S. Postal Service, addressed as follows:

         (a)     if to Retailer:           VarsityBooks.com Inc.
                                           1050 Thomas Jefferson Street, N.W.
                                           Suite 525
                                           Washington, D.C. 20007
                                           Attention:  Mr. Eric J. Kuhn
                                           Telephone:  (202) 667-3400
                 with a copy to:           Shaw Pittman
                                           1676 International Drive
                                           14th Floor
                                           McLean, Virginia  22102-4835
                                           Attention:  Andrew M. Tucker
                                           Telephone:  (703) 790-7900
                                           Fax:        (703) 790-7901

         (b)     if to B&T:                Baker & Taylor, Inc.
                                           Five LakePointe Plaza
                                           Suite 500
                                           2709 Water Ridge Parkway
                                           Charlotte, North Carolina 28217
                                           Attention:   James S. Ulsamer,
                                                        Executive Vice President
                                           Fax:  (704) 329-9105

                 with copy to:             Dow, Lohnes & Albertson, PLLC
                                           1200 New Hampshire Avenue, N.W.
                                           Suite 800
                                           Washington, DC 20036-6802
                                           Attention:  Bradley Jacobsen
                                           Telephone:  (202) 776-2234
                                           Fax:  (202) 776-2222

Either party may change its address as set forth above by notification in writing to the other party, however any such notification will only become effective upon actual receipt thereof.

     9.0         MISCELLANEOUS

     9.01 The waiver or failure of either party hereto to exercise in any respect any right provided for herein will not be deemed a waiver of any further right hereunder.

     9.02 Dates or terms by which either party is required to perform under this Agreement will be postponed automatically to the extent that either party is prevented from meeting them by causes beyond its reasonable control and for the duration of any such cause.


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     9.03        (a)      This Agreement and the transactions provided for
herein will be governed, construed and enforced according to the laws of the State of New York (excluding any conflict of law provisions thereof).

     (b) Retailer and B&T hereby agree to bring any dispute, controversy or claim arising out of this Agreement or the matters provided for in this Agreement and which has not been resolved by the parties through an informal process within 45 days after either party notifies the other that a matter is in dispute, for settlement in Newark, New Jersey in accordance with the Rules of American Arbitration Association (the "Rules"). Each party will bear its own legal expenses, attorneys' fees and disbursements and costs of all experts and witnesses. However, if the claim of either party is upheld by the arbitrators in all material respects, then the prevailing party will be promptly reimbursed by the other party for its legal expenses, attorneys' fees and disbursements and costs of its experts and witnesses and the non-prevailing party also will pay all fees, costs and expenses of the arbitration. Any award rendered will be final and conclusive upon the parties. Any judgment thereon may be enforced in any court having jurisdiction. Both parties will continue to perform their respective obligations under this Agreement during any arbitration proceedings. Notwithstanding the Rules, the arbitrator's determination will only be in favor of one party's position.

     9.04 For a period of time not to exceed two (2) years after the date on which this Agreement expires or terminates, Retailer will maintain accurate records at one office of Retailer within the continental United States concerning Retailer's use of, including without limitation all records of access to, all or any portion of the Database, the Licensed Data and/or CD-EXPORT under this Agreement. During the Term, and for a two (2) year period after the date on which Agreement expires or terminates, on five (5) business days prior notice to Retailer and during Retailer's normal business hours, B&T will have the right to audit Retailer's records with respect to such use and with respect to Retailer's compliance with the terms hereof. As soon as Retailer uses any portion of the Licensed Data at its Internet web site, Retailer also will provide B&T at no expense to B&T with any passwords and access codes necessary to enable B&T to have access to the same in order to confirm Retailer's compliance with the terms of this Agreement.

     9.05 Retailer agrees in advance that this Agreement may be assigned by B&T. Retailer shall not assign its rights or obligations hereunder without the prior written consent of B&T, which consent shall not be unreasonably withheld or delayed; provided, however, that Retailer may assign its rights and obligations hereunder and under the Related Agreements to CollegeOps LLC, a Delaware limited liability company and wholly-owned subsidiary of the Retailer. Unless otherwise provided in a writing signed by Retailer and B&T, such assignment shall not relieve Retailer of any of its obligations hereunder.

     9.06 English will be the official text for this Agreement. No translation will be used to construe the meaning or intent hereof.

     9.07 If any of the terms or provisions of this Agreement are ruled to be invalid or unenforceable in an arbitration proceeding or by a court or administrative bureau of competent jurisdiction, the remainder of the Agreement will not be affected thereby. If


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an arbitrator, court or bureau does not replace a provision in this Agreement ruled to be invalid or unenforceable with a valid and enforceable one which accomplishes the same general purpose to the maximum extent possible, the parties will reasonably try to negotiate a replacement for the provision which accomplishes the same general purpose to the maximum extent possible.

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     9.08        This Agreement constitutes the complete and exclusive
statement of the terms and conditions between the parties and supersedes and merges all prior proposals, understandings and all other agreements, oral and written, between the parties relating to the subject matter of this Agreement. This Agreement may not be modified or altered except by written instrument duly executed by both parties. This Agreement will be binding upon, and will inure to the benefit of, the parties hereto and their respective successors, permitted assigns and legal representatives.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


 Retailer:                                       B&T:
 VARSITYBOOKS.COM INC.                           BAKER & TAYLOR, INC.


 By: /s/ Eric J. Kuhn                            By: /s/ James S. Ulsamer
    -----------------------------                   ----------------------------
 Name:  Eric J. Kuhn                             Name: James S. Ulsamer
 Title:  Chief Executive Officer                 Title: Executive Vice President



                               SIGNATURE PAGE TO
                AMENDED AND RESTATED DATABASE LICENSE AGREEMENT